UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2013

POWER OF THE DREAM VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52289	51-0597895
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1095 Budapest

Soroksari ut 94-96

Hungary

(Address of principal executive offices)

+36-1-456-6061

(Registrant’s telephone number, including area code)

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

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Item 3.03 Material Modification to Rights of Security Holders.

Series C Convertible Preferred Stock

On September 6, 2013, Power of the Dream Ventures, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (the “Series C Certificate”) with the Secretary of State of the State of Delaware pursuant to which the Company set forth the designations, preferences and rights, of the Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”). Among other things, each one (1) share of Series C Preferred shall have voting rights equal to five (5) votes of the Company’s common stock and shall be convertible into twenty (20) shares of the Company’s common stock. The Company has authorized one million (1,000,000) shares of Series C Preferred.

The above description of the Series C Certificate does not purport to be complete and is qualified in its entirety by reference to the Series C Certificate, which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Series D Convertible Preferred Stock

In addition, on September 6, 2013, the Company filed a Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the “Series D Certificate”) with the Secretary of State of the State of Delaware pursuant to which the Company set forth the designations, preferences and rights, of the Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”). Among other things, each one (1) share of Series D Preferred shall have voting rights equal to two (2) votes of the Company’s common stock and shall be convertible into two (2) shares of the Company’s common stock. The Company has authorized one million (1,000,000) shares of Series D Preferred.

The above description of the Series D Certificate does not purport to be complete and is qualified in its entirety by reference to the Series D Certificate, which is attached hereto as Exhibit 3.2 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock *
3.2	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock *

*Filed herewith.

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER OF THE DREAM VENTURES, INC.

Dated: September 23, 2013	By:	/s/ Viktor Rozsnyay
Name: Viktor Rozsnyay
Title: Chief Executive Officer

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